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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  October 4, 2002

GST USA, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	333-33601-02 (Commission File Number)	83-0310464 13-4001870 (IRS Employer Identification No.)

9300 NE Oakview Drive, Suite A Vancouver, Washington (Address of Principal Executive Offices)		98662 (Zip Code)

Registrant's telephone number, including area code:  (360) 892-6660

Item 5.    Other Events and Regulation FD Disclosure

On or about October 7, 2002, GST Telecommunications Inc. (the "Company") and its subsidiaries will make their second distribution to unsecured creditors for approximately $13,000,000.00, pursuant to GST's Amended Joint Plan of Liquidation (as described below). This distribution is 1.74% of unsecured claims bringing the total distribution to unsecured creditors to 34.81% of their allowed claims. The Company had $129,680,030.00 in cash as of September 23, 2002. The cash is held in various claim reserves and is to be distributed quarterly depending on the resolution of claims during each quarter.

As previously reported, on May 17, 2000, the Company and its subsidiaries filed a voluntary petition for bankruptcy under Chapter 11 of the United States Bankruptcy Code, Case No. 00-1982 (GMS) in the U. S. Bankruptcy Court for the District of Delaware located in Wilmington, Delaware (the "Court"). The Company also reports through its subsidiaries GST USA, Inc, GST Network Funding, Inc. and GST Equipment Funding, Inc. During the course of the proceeding, the Company operated its business and managed its properties and assets as a debtor in possession. On December 3, 2001, the Company filed its First Amended Joint Plan of Liquidation of GST Telecom Inc., et al. (as subsequently amended and modified, the "Plan"). At a hearing before the Court on February 16, 2002, the Company announced that the Plan had been accepted by all classes eligible to vote on the Plan.

On April 18, 2002, the Court entered an order confirming the Plan. On April 30, 2002, the Plan became effective and the Company is now in liquidation pursuant to the terms of the Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GST Telecommunications, Inc.

Date: October 4, 2002	By:
/s/ ERICK STEINMAN Erick Steinman Chief Financial Officer

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  Item 5. Other Events and Regulation FD Disclosure
SIGNATURES